Exhibit 10.13

GUARANTY BANCSHARES, INC.

FAIR MARKET VALUE STOCK APPRECIATION RIGHTS PLAN

AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into effective as of                  the “Grant Date”) between Guaranty Bancshares, Inc. (the “Company”) and                      (the “Participant”), in connection with the grant of Stock Appreciation Rights under the Guaranty Bancshares, Inc. Fair Market Value Stock Appreciation Rights Plan (the “Plan”).

1.	Definitions. For purposes of this Agreement, terms with their initial letters capitalized have the meanings given to them by the Plan.

2.	Grant of Stock Appreciation Right. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company grants to Participant SARs (i.e. the right to be paid the SAR Value on shares of Stock). The Initial Value for this grant of SARs is $ per share of Stock. The Fair Market Value on the Grant Date was $ .

3.	Vesting of Stock Appreciation Right. The Stock Appreciation Right will vest according to the following schedule:

Percentage Vested	Date
%	1st anniversary of Grant Date
%	2nd anniversary of Grant Date
%	3rd anniversary of Grant Date
%	4th anniversary of Grant Date
%	5th anniversary of Grant Date

Notwithstanding the preceding, in accordance with Section 5(a) of the Plan, the Stock Appreciation Rights will be fully vested upon the earliest of (i) the Participant’s attainment of Normal Retirement Age, (ii) the Participant’s Termination of Employment due to death or Disability, or (iii) a Change of Control.

4.	Payment of Stock Appreciation Right. Vested SARs may be exercised by the Participant at any time by written notification to the Chief Executive Officer of the Company. Upon the Participant’s exercise of the SAR, the SAR Value will be paid to the Participant in a single lump-sum payment within 30 days following the date the Participant exercised the SAR; provided, however, that all vested and unexercised SARs must be exercised within 30 days following the Participant’s termination of employment.

5.

Transferability Restrictions. During the Participant’s lifetime, this Stock Appreciation Right may be paid only to the Participant or his legal representative. No assignment or transfer of this Stock Appreciation Right, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by will or by the laws of descent or distribution, or as the Committee may, in its sole discretion, deem proper, will vest in the assignee or transferee any interest or right whatsoever in this Stock Appreciation Right. Notwithstanding any provision in this Agreement to the contrary, the Participant may designate a beneficiary in accordance with Section 8 of the Plan.

6.	Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under this Agreement, and any controversy which may arise under this Agreement will be determined by the Committee in its sole discretion.

7.	Plan Controls. The terms of this Agreement are governed by the Plan, a copy of which has been provided to Participant and is made a part of this Agreement as if fully set forth in this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan control.

8.	Notice. Whenever any notice is required or permitted under this Agreement, such notice will be deemed to have been duly given when delivered (personally or by courier) to the Participant, or when mailed first-class mail, postage prepaid and addressed to the Participant. Until changed in accordance with this Agreement, the Company and the Participant specify their respective addresses as set forth below:

Committee:	Guaranty Bancshares, Inc.
P.O. Box 1158
Mount Pleasant, Texas 75456-1158

Company:	Guaranty Bancshares, Inc.
P.O. Box 1158
Mount Pleasant, Texas 75456-1158

Participant:

9.	Information Confidential. As partial consideration for the granting of this Stock Appreciation Right, Participant agrees that he will keep confidential all information and knowledge that he has relating to the manner and amount of participation in the Plan; but such information may be disclosed as required by law and may be given in confidence to Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

10.	Governing Law. Except as is otherwise provided in the Plan, this Agreement is to be governed by the laws of the State of Texas. Venue for any action commenced regarding this Agreement will lie exclusively in Titus County, Texas.

11.	Withholding. All benefits paid under the Plan are compensation and, as such, are subject to Federal withholding taxes by the Company, including FICA and FUTA, and are also subject to any applicable state taxes.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of                 ,                 , 20    .

GUARANTY BANCSHARES, INC.

By:

Print Name:

Title:

Participant acknowledges receipt of a copy of the Plan, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Stock Appreciation Right subject to all the terms and provisions of the Plan.

PARTICIPANT

Sign Here:

Print Name: